Exhibit 99.1

Press Release	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, Pennsylvania 16056 Telephone (724) 352-4455

Release Date: April 22, 2008	Contact:	Craig A. Creaturo
Chief Financial Officer and Treasurer
(724) 352-4455
ccreaturo@ii-vi.com
Homepage: www.ii-vi.com

II-VI INCORPORATED REPORTS THIRD QUARTER RESULTS

ON RECORD REVENUES AND BOOKINGS

PITTSBURGH, PA., April 22, 2008 — II-VI Incorporated (NASDAQ Global Select: IIVI) today reported results for its third quarter ended March 31, 2008.

On April 4, 2008, the Company announced its intention to sell its x-ray and gamma-ray radiation sensor division, doing business as eV PRODUCTS, Inc. and operating as a business within the Compound Semiconductor Group. Results for the quarter ended March 31, 2008 and all comparative financial data included herein reflect the presentation of eV PRODUCTS as a discontinued operation.

Revenues from continuing operations for the quarter ended March 31, 2008 increased 25% to a record $80,956,000 from $64,836,000 in the third quarter of last fiscal year. Revenues from continuing operations for the nine months ended March 31, 2008 increased 21% to $224,382,000 from $184,841,000 in the same period last fiscal year.

Bookings from continuing operations for the quarter ended March 31, 2008 increased 44% to a record $93,735,000 compared to $65,261,000 in the third quarter of last fiscal year. Bookings from continuing operations for the nine months ended March 31, 2008 increased 29% to $253,156,000 from $196,157,000 in the same period last fiscal year. Bookings are defined as customer orders received that are expected to be converted into revenues during the next 12 months.

For the third quarter ended March 31, 2008, net earnings from continuing operations were $13,353,000 or $0.44 per share-diluted compared with $10,122,000 or $0.33 per share-diluted in the third quarter of last fiscal year. After giving effect to a net loss from discontinued operation ($305,000 or $0.01 per share-diluted compared to a net loss of $73,000 or $0.00 per share-diluted in the same period one year ago), consolidated net earnings were $13,048,000 or $0.43 per share-diluted compared with $10,049,000 or $0.33 per share-diluted in the third quarter 2007.

– more –

II-VI Incorporated

April 22, 2008

For the nine months ended March 31, 2008, net earnings from continuing operations were $50,342,000 or $1.65 per share-diluted compared with $27,086,000 or $0.90 per share diluted in the same period of last fiscal year. After giving effect to a net loss from the discontinued operation ($912,000 or $0.03 per share-diluted compared to a net loss of $429,000 or $0.01 per share-diluted in the same period one year ago), consolidated net earnings were $49,430,000 or $1.62 per share-diluted compared with $26,657,000 or $0.88 per share-diluted in the same period 2007. Net earnings for the nine months ended March 31, 2008 include an after-tax gain of $0.52 per share-diluted on the sale of an equity investment.

Francis J. Kramer, president and chief executive officer said, “We are pleased to report another quarter of record bookings and revenues which attest to the strong market acceptance of our current product line. These results are consistent with our preliminary announcement on April 4, 2008. The Military & Materials and Compound Semiconductor Group segments recorded sizeable bookings increases in both the quarter and fiscal year-to-date. This quarter HIGHYAG Lasertechnologie GmbH, in which we acquired a majority interest in January 2008, made its first contributions to bookings and revenues, while Pacific Rare Specialty Metals & Chemicals posted another quarter of solid performance. As expected, Infrared Optics was a significant driver of segment bookings, revenues and earnings. Reduced tax exposure yielded a lower income tax rate which also contributed to the bottom line for the quarter.”

Kramer continued, “Robust bookings throughout this year have significantly increased our order backlog and we believe we have good visibility for the remainder of the fourth quarter and fiscal year ending June 30, 2008. We are also providing initial guidance for the next fiscal year which ends June 30, 2009. Both of these forecasts are based solely on the performance of our continuing operations. While we recognize that global economic challenges and uncertainties may persist during the next 15 months, we remain confident in II-VI’s ability to deliver on our growth objectives.”

– more –

II-VI Incorporated

April 22, 2008

Segment Information for Continuing Operations

The following segment information includes segment earnings from continuing operations (defined as earnings from continuing operations before income taxes, interest expense and other income or expense, net). Management believes segment earnings from continuing operations are a useful performance measure because they reflect the results of segment performance over which management has direct control.

	Three Months Ended March 31,			Nine Months Ended March 31,
	2008	2007	% Increase (Decrease)	2008	2007	% Increase (Decrease)
Bookings:
Infrared Optics	$43,607	$34,726	26%	$118,124	$98,853	19%
Near-Infrared Optics	8,332	8,826	(6)%	42,573	41,421	3%
Military & Materials	15,823	5,778	174%	46,338	20,357	128%
Compound Semiconductor Group	25,973	15,931	63%	46,121	35,526	30%

Total Bookings	$93,735	$65,261	44%	$253,156	$196,157	29%

Revenues:
Infrared Optics	$41,004	$34,000	21%	$108,539	$97,652	11%
Near-Infrared Optics	14,769	12,866	15%	43,420	35,105	24%
Military & Materials	11,975	7,065	69%	36,191	19,714	84%
Compound Semiconductor Group	13,208	10,905	21%	36,232	32,370	12%

Total Revenues	$80,956	$64,836	25%	$224,382	$184,841	21%

Segment Earnings:
Infrared Optics	$10,200	$8,817	16%	$25,388	$26,414	(4)%
Near-Infrared Optics	2,705	1,512	79%	8,444	4,346	94%
Military & Materials	1,415	966	46%	5,183	1,810	186%
Compound Semiconductor Group	1,263	947	33%	4,256	2,467	73%

Total Segment Earnings	$15,583	$12,242	27%	$43,271	$35,037	24%

Outlook

For the fourth fiscal quarter ending June 30, 2008, the Company currently forecasts revenues from continuing operations to range from $85.0 million to $88.0 million and earnings per share from continuing operations to range from $0.40 to $0.44. For the fiscal year ending June 30, 2008, the Company expects revenues from continuing operations to range from $309 million to $312 million and earnings per share from continuing operations to range from $2.05 to $2.09. Net earnings from continuing operations for the fiscal year ending June 30, 2008 include the after-tax gain on sale of equity investment of $0.52 per share.

– more –

II-VI Incorporated

April 22, 2008

For the fiscal year ending June 30, 2009, the Company anticipates revenues from continuing operations to increase approximately 11% from the revenues from continuing operations forecasted for June 30, 2008. The Company also anticipates earnings per share from continuing operations to increase approximately 12% from the earnings per share from continuing operations forecasted for June 30, 2008 excluding the after-tax gain on sale of equity investment of $0.52 per share.

Webcast Information

The Company will host a conference call at 9:00 a.m. Eastern Time on Tuesday, April 22, 2008 to discuss these results. The conference call will be broadcast live over the internet and can be accessed by all interested parties from the Company’s web site at www.ii-vi.com as well as at http://www.videonewswire.com/event.asp?id=47044. Please allow extra time prior to the call to visit the site and, if needed, to download the media software required to listen to the internet broadcast. A replay of the webcast will be available for two weeks following the call.

About II-VI Incorporated

II-VI Incorporated, a worldwide leader in engineered materials and components, is a vertically-integrated manufacturing company that creates and markets products for a diversified customer base including industrial manufacturing, military and aerospace, high-power electronics and telecommunications, and thermoelectric applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

In the Company’s infrared optics business, II-VI Infrared manufactures optical and opto-electronic components for industrial laser and thermal imaging systems, and HIGHYAG Lasertechnologie GmbH (HIGHYAG) manufactures fiber-delivered beam transmission systems and processing tools for industrial lasers. In the Company’s near-infrared optics business, VLOC manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers. In the Company’s military & materials business, Exotic Electro-Optics (EEO) manufactures infrared products for military applications, and Pacific Rare Specialty Metals & Chemicals (PRM) produces and refines selenium and tellurium materials. In the Company’s Compound Semiconductor Group, the Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; the Marlow Industries, Inc. subsidiary designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets; and, the Worldwide Materials Group (WMG) provides expertise in materials development, process development, and manufacturing scale up.

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that

– more –

II-VI Incorporated

April 22, 2008

management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007; (iii) purchasing patterns from customers and end-users; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; and/or (vi) the Company’s ability to devise and execute strategies to respond to market conditions.

CONTACT: Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

– more –

II-VI Incorporated and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(000 except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
Revenues

Net sales	$78,228	$61,613	$214,730	$177,012
Contract research and development	2,728	3,223	9,652	7,829

Total Revenues	80,956	64,836	224,382	184,841

Costs, Expenses, Other (Income) Expense

Cost of goods sold	$45,574	$34,799	$124,634	$99,656
Contract research and development	2,085	2,384	7,391	5,854
Internal research and development	1,992	1,447	5,388	4,008
Selling, general and administrative	15,722	13,964	43,698	40,286
Interest expense	22	204	216	873
Other (income), net	(654)	(507)	(2,554)	(2,060)
Gain on sale of equity investment, pre-tax	—	—	(26,455)	—

Total Costs, Expenses, Other (Income) Expense	64,741	52,291	152,318	148,617

Earnings from Continuing Operation Before Income Taxes	16,215	12,545	72,064	36,224

Income Taxes	2,862	2,423	21,722	9,138

Earnings from Continuing Operations	13,353	10,122	50,342	27,086

Loss from Discontinued Operation, Net of Income Tax Benefit	(305)	(73)	(912)	(429)

Net Earnings	$13,048	$10,049	$49,430	$26,657

Diluted Earnings Per Share:
Continuing operations	$0.44	$0.33	$1.65	$0.90
Discontinued operation	$(0.01)	$(0.00)	$(0.03)	$(0.01)
Consolidated	$0.43	$0.33	$1.62	$0.88

Average Shares Outstanding – Diluted	30,588	30,336	30,436	30,159

Average Shares Outstanding – Basic	29,692	29,411	29,661	29,306

II-VI Incorporated and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(000)

	March 31, 2008	June 30, 2007
Assets

Current Assets
Cash and cash equivalents	$62,132	$32,618
Accounts receivable, net	48,766	44,964
Inventories	66,918	57,898
Assets held-for-sale	8,275	8,004
Deferred income taxes	9,177	9,172
Prepaid and other current assets	3,511	2,313

Total Current Assets	198,779	154,969

Property, Plant & Equipment, net	85,518	82,666
Goodwill	26,717	24,489
Other Intangible Assets, net	13,076	13,920
Investments	3,665	6,982
Other Assets	5,081	4,898

Total Assets	$332,836	$287,924

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$14,531	$13,812
Accruals and other current liabilities	23,409	28,860
Liabilities held-for-sale	1,415	1,607
Current portion of long-term debt	—	55

Total Current Liabilities	39,355	44,334

Long-Term Debt – less current portion	4,024	14,940

Deferred Income Taxes	1,603	5,502

Other Liabilities	16,139	3,708

Total Liabilities	61,121	68,484

Shareholders’ Equity	271,715	219,440

Total Liabilities and Shareholders’ Equity	$332,836	$287,924

II-VI Incorporated and Subsidiaries

Other Selected Financial Information (Unaudited)

($000 except per share data)

The following other selected financial information for continuing operations includes earnings from continuing operations before interest, income taxes, depreciation and amortization (EBITDA). Management believes EBITDA from continuing operations is a useful performance measure because it reflects operating profitability before certain non-operating expenses and non-cash charges.

Other Selected Financial Information for Continuing Operations

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
EBITDA	$20,077	$16,369	$84,314	$48,514
EBITDA excluding pre-tax gain on sale of equity investment	$20,077	$16,369	$57,859	$48,514
Cash paid for capital expenditures	$3,773	$5,212	$12,404	$13,130
Net payments on indebtedness	$—	$4,514	$11,749	$16,790
Incentive stock option and performance share compensation expense, pre-tax	$820	$727	$2,922	$2,263
Cash paid for shares repurchased through the Company’s stock repurchase program	$5,271	$—	$5,865	$502
Shares repurchased through the Company’s stock repurchase program	166,400	—	186,400	19,500

Reconciliation of Segment Earnings and EBITDA to Earnings Before Income Taxes	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
Total Segment Earnings from continuing operations	$15,583	$12,242	$43,271	$35,037
Interest expense	22	204	216	873
Other (income), net	(654)	(507)	(2,554)	(2,060)
Gain on sale of equity investment, pre-tax	—	—	(26,455)	—

Earnings from continuing operations before income taxes	$16,215	$12,545	$72,064	$36,224

EBITDA from continuing operations	$20,077	$16,369	$84,314	$48,514
Interest expense	22	204	216	873
Depreciation and amortization	3,840	3,620	12,034	11,417

Earnings from continuing operations before income taxes	$16,215	$12,545	$72,064	$36,224

# # # #